                                                                    EXHIBIT 10.6


                                   PRIVILEGED SETTLEMENT; NOT
                                   ADMISSIBLE IN ANY LEGAL OR
                                   ADMINISTRATIVE PROCEEDING
                                   UNLESS AGREED TO AND EFFECTIVE

                             AGREEMENT AND RELEASE

     THIS AGREEMENT AND RELEASE (the "Agreement") is entered into by Scott McAdams (hereinafter referred to as "McAdams") and by RAGEN MACKENZIE INCORPORATED (hereinafter referred to as "RMI").

                                    RECITALS

     A. McAdams has been employed by RMI and has resigned his employment, effective March 31, 1998.

     B. McAdams and RMI wish to enter into this Agreement to completely settle any issues that may exist between them with respect to the employment relationship between McAdams and RMI and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship.

     C. RMI has advised McAdams of his right to consult an attorney prior to signing this Agreement and has provided him with at least 21 days to consider its severance offer and to seek legal assistance.

     D. This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises contained below, it is agreed as follows:

     1.   EMPLOYMENT: ENDING DATE AND RESPONSIBILITIES

     McAdams' employment with RMI shall terminate effective March 31, 1998 (the "Termination Date"). McAdams will thereafter have no remaining employment responsibilities to RMI.

     2.   SEVERANCE AND BENEFITS

     2.1 RMI will pay McAdams his regular compensation through March 31, 1998, and any accrued and unpaid vacation in the ordinary course and consistent with RMI's policies. In addition, within thirty (30) days of March 31, 1998, RMI will pay McAdams Four Thousand Seven Hundred Dollars ($4,700), less required and customary withholding, representing estimated compensation for his management of the MRM Fund through March 31, 1998. All benefits shall cease on the date of termination of employment, except for McAdams' right under COBRA to self-pay medical benefits under the RMI Medical Plan if he elects to do so.

     2.2  Further, provided this Agreement has become effective as provided in
Section 8, on September 30, 1998, RMI shall pay McAdams a severance payment in the amount of Sixty Thousand Dollars ($60,000), less required and customary withholding.

     3.   REDEMPTION OF SHARES AND APPRECIATION RIGHTS

     3.1 Redemption of Shares. On the Termination Date, McAdams shall tender for redemption, and RMI shall redeem, all shares of stock of RMI owned by McAdams and McAdams shall duly transfer such shares to RMI by delivery of the applicable stock certificate or certificates representing such shares, duly endorsed by McAdams or accompanied with duly executed assignment(s) separate from certificate(s), with signatures guaranteed. RMI shall pay to McAdams the book value of the shares so redeemed by April 30, 1998. Notwithstanding any provision of this Agreement to the contrary, RMI shall not be required to effect any redemption of the shares of stock of RMI owned by McAdams, or make any payment for such shares, if such redemption or payment, if made, would result in a violation of applicable law or a regulatory requirement applicable to RMI.
For purposes of this Section 3.1, the book value of shares shall be calculated as of March 27, 1998, in accordance with Section 3.2(f).

     3.2 Benefits - Appreciation Rights as Additional Severance Payment. Upon redemption of the shares of stock of RMI owned by McAdams in accordance with
Section 3.1, McAdams shall have the right to a "Stock Appreciation Amount" in the form of an additional severance payment, calculated as follows on a share by share basis:

          (a) The book value for each such share shall be calculated as of March 27, 1998 and again as of the end of the eighth fiscal quarter of RMI after the end of the fiscal quarter of RMI ended March 27, 1998 (the "Eighth Quarter").

          (b) Except as otherwise provided in Section 3.2(d) and subject to the adjustments as provided in Section 3.2(f), the Stock Appreciation Amount shall be the amount, if any, by which such per share book value as of the end of said Eighth Quarter exceeds said book value on March 27, 1998.

          (c) Such Stock Appreciation Amount, if any, shall be paid on a per share basis within thirty days after the calculation of the Eighth Quarter book value.

          (d) Notwithstanding anything to the contrary in Section 3.2(b) and
     Section 3.2(c), if prior to the end of such Eighth Quarter there occurs a "Corporate Disposition" (as defined in Section 3.5(a)), then the Stock Appreciation Amount shall be the amount, if any, by which the amount (net of expenses) received per share of common stock of RMI in such Corporate Disposition exceeds the per share book value on March 27, 1998; provided, however, that if the Corporate Disposition is the closing of an initial public offering of stock of an Affiliated corporation that occurs after a reorganization of RMI into a holding company structure pursuant to which shareholders of RMI received shares of the Affiliated corporation in exchange for or upon conversion of their shares of RMI, then the Stock Appreciation Amount shall be the difference between (a) the product of the amount (net of expenses) received per share of common stock of the Affiliated corporation in such public offering multiplied by the number of shares or fraction of share, as the case may be, of the Affiliated corporation received per share of RMI by an RMI shareholder in connection with the holding company reorganization minus (b) the per share book value on March 27, 1998. The Stock Appreciation Amount pursuant to this Section
     3.2 (d) shall be determined within 30 days after the Corporate Disposition and shall be the final Stock Appreciation Amount. The Corporation shall pay two-thirds of such Stock Appreciation Amount within 30 days of the occurrence of such Corporate Disposition and shall pay one-sixth of such Stock Appreciation Amount, plus interest accruing on such one-sixth amount at the prime rate of Seafirst Bank from the date of the relevant Corporate Disposition through the date of such payment, within 30 days after the first anniversary and within 30 days after the second anniversary of the Termination Date. Payment by RMI to McAdams of such Stock Appreciation Amount in accordance with the foregoing sentence shall fully discharge the obligations of RMI for any payment to be made with respect to the shares of stock of RMI redeemed pursuant to Section 3.1.

          (e) Notwithstanding the provisions of the foregoing clause (d), if the consideration to be received by shareholders of RMI in connection with a Corporate Disposition consists in whole or in part of shares or other securities of another corporation, then the payment of the Stock Appreciation Amount pursuant to Section 3.2(d) may be, if the Board of Directors of RMI so elects, in the form of such shares or securities, rather than cash, with the quantity of such shares or securities to be paid in lieu of cash to be based on fair market values as determined by the Board of Directors of RMI, and such determination shall be final and binding on the parties hereto.

          (f) The book value per share shall be established by the accountant or accountants regularly employed by RMI at the time of such determination; such value shall be net book value of each such share involved, calculated in accordance with generally accepted accounting principles, and assuming that all shares which have been redeemed by RMI but are still entitled to a Stock Appreciation Amount under this Agreement or a similar payment under any other plan or agreement of RMI are still outstanding, and that all shares which can be purchased or acquired under outstanding options or rights for a price equal to or less than the resulting per share book value are also outstanding. The calculation of book value per share shall be adjusted by such accountant or accountants as appropriate for any increase or decrease in the number of issued shares of common stock of RMI resulting from a reclassification, stock split, reverse stock split, stock dividend or similar transaction and shall be adjusted by such accountant or accountants as appropriate in the event of any reclassification of stock of RMI or exchange of the stock of RMI for stock of an Affiliated corporation so that the intent of this Section 3 may be effected as nearly as reasonably practicable. All calculation and adjustments so made in good faith by such accountant or accountants shall be conclusive and binding on
     all parties.   RMI shall pay all costs of calculating such Stock
     Appreciation

     Amounts, shall fully cooperate to enable such calculation to be made as soon as practicable, and if requested, shall review the computation of the book values with McAdams or his representative.

     3.3 No Obligation to Effect Corporate Disposition. Neither RMI nor any Affiliated corporation (defined below) has any obligation whatsoever to effect a Corporate Disposition, or to take any other action which would or might increase the amount of any Stock Appreciation Amount, and McAdams shall not promote in any way any such transaction or action without the prior approval of RMI.

     3.4 No Rights under Suspended 1997 Share Repurchase Plan. McAdams and RMI acknowledge that RMI's 1997 Share Repurchase Plan, dated August 21, 1997, as amended and supplemented (the "Share Repurchase Plan"), is currently suspended. In consideration of the mutual promises set forth in this Agreement, McAdams agrees that all shares redeemed pursuant to Section 3.1 (the "Redeemed Shares") shall not be subject in any manner to the Share Repurchase Plan and McAdams hereby irrevocably waives any and all of his rights of any nature whatsoever pursuant to the Share Repurchase Plan that relate in any manner to the Redeemed Shares or any associated stock appreciation amount in respect of the Redeemed Shares, and agrees that effective as of the date hereof all of his rights at any time under the Share Repurchase Plan in respect of the Redeemed Shares and any related stock appreciation amount are revoked and of no further force and effect.

     3.5 Definitions. The following terms shall have the following meanings when used in Section 3 of this Agreement:

     (a) A "Corporate Disposition" shall mean any of the following events: (i) any merger or consolidation of RMI in which RMI is not the continuing or surviving corporation, or pursuant to which shares of RMI are converted into cash, securities or other property, except that "Corporate Disposition" shall not include any such merger or consolidation in which the holders of RMI's outstanding voting securities immediately prior to such merger or consolidation own at least 66-2/3% of the of the outstanding voting securities of either the surviving corporation of such transaction or any direct or indirect parent entity of such surviving corporation; (ii) consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of RMI's assets other than a transfer of RMI's assets to an Affiliated corporation; (iii) approval in accordance with applicable law by the holders of RMI's stock of any plan or proposal for the liquidation or dissolution of RMI; or (iv) the closing of an initial public offering of shares by RMI or an Affiliated corporation that are listed on a national securities exchange or The Nasdaq Stock Market. For purposes of clause (i) above, ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of this Agreement) pursuant to the Securities Exchange Act of 1934, as amended.

     (b) An Affiliated corporation shall mean a corporation which, together with RMI, is part of an affiliated group as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended, without giving effect to Section 1504(b) of said Code.

     4.   VALID CONSIDERATION

     McAdams and RMI agreed that the payments McAdams is to receive pursuant to Sections 2.2 and 3 above are not required by RMI policies or procedures or by any contractual obligation of RMI, and are offered by RMI solely as consideration for this Agreement.

     5.   CONFIDENTIALITY OF SETTLEMENT AGREEMENT

     McAdams agrees that he will keep the terms of this Agreement confidential, and that he will not disclose any information concerning this Agreement or its terms to anyone other than his immediate family and/or his advisors, whom McAdams will inform of and ask to honor this confidentiality clause. McAdams may also disclose the terms of the noncompetition provision contained in Section 7 of this Agreement to any prospective employer to the extent necessary to avoid any breach of the noncompetition provision. Nothing in this Section shall limit disclosure that may be compelled by law.

     6.   GENERAL RELEASE OF CLAIMS BY MCADAMS

     McAdams represents that he has not filed, and agrees and warrants he will not file, any complaints, charges or lawsuits against RMI with any governmental agency or any court. McAdams expressly waives any claims against RMI and releases RMI (including its officers, directors, owners, managers, agents and representatives) from any claims that he may have in any way connected with his employment with RMI and the termination thereof. It is understood that this release includes, but is not limited to, any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any theory of wrongful discharge or other legal restriction on RMI's right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in

Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship.

     For purposes of this Section 6, the term "RMI" shall include all of the officers, directors, owners, managers, agents, and representatives of RMI.

     This waiver and release shall not preclude McAdams from filing a lawsuit for the exclusive purpose of enforcing his rights under this Agreement.

     7.   CONFIDENTIALITY, NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT

     McAdams acknowledges that in the course of his employment with RMI he has had access to Confidential Information that is important, competitively sensitive and not generally known to the public, including, but not limited to, RMI's business plan, bidding and pricing procedures, market strategies, financial data, confidential personnel information and similar information. McAdams recognizes his obligation to safeguard such Confidential Information and not to disclose such information to other parties or to use it to the competitive disadvantage of RMI. In addition, McAdams agrees that, for a period of six (6) months following the Termination Date, he will not, except as expressly permitted hereunder, directly or indirectly (a) operate, develop or own any interest other that the ownership of less than 5% of the equity securities of a publicly traded company, in any business which has significant activities, or has announced intentions to focus significant resources, relating to the ownership, management or operation of any organization which, by reason of its activities as a broker, dealer, investment advisor, investment company or related business, is subject to regulation by the Securities and Exchange Commission and which conducts business in any state in which RMI conducts business (a "Business"); (b) compete with RMI or its subsidiaries and affiliates in the operation or development of any Business within the United States of America; or (c) be employed by any entity which owns, manages or operates a Business, provided that this will not prevent McAdams from employment with a Business with a division that competes with RMI so long as his duties and activities do not in any way support any activities that are competitive to RMI. McAdams shall not be entitled to circumvent the provisions of the Section by entering into a relationship with a Business as a consultant, director, advisor, or otherwise, which has the effect of competing with RMI, its affiliates or subsidiaries. McAdams shall be entitled to request RMI to consider specific employment opportunities and to grant a waiver of the provisions of the section, which waiver shall not be unreasonably withheld. McAdams further agrees that for a period of two years after the Termination Date, he will not (d) interfere with, solicit, disrupt, or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between RMI or its subsidiaries or affiliates and any customer, client, supplier or employee of RMI or its subsidiaries or affiliates; or (e) solicit any employee of RMI or its subsidiaries or affiliates to leave their employment with RMI or its subsidiaries or affiliates, as the case may be, or hire any such employee to work for a Business. McAdams further agrees that he will not at any time following the Termination Date make any statements that disparage RMI, its directors, officers, employees and representatives and/or that damage the reputation and/or good will of RMI. BREACH BY MCADAMS OF ANY OBLIGATION UNDER THIS SECTION 7 WILL EXCUSE AND RELEASE RMI FROM MAKING ANY FURTHER PAYMENT DUE TO MCADAMS UNDER SECTIONS 2.2 AND 3 OF THIS AGREEMENT.

     8.   REVIEW AND REVOCATION PERIOD; EFFECTIVE DATE

     McAdams and RMI agree that he shall have 21 days to review this Agreement and consult legal counsel if he so chooses, during which time the proposed term of the Agreement shall not be amended, modified or revoked by RMI. McAdams may revoke this Agreement if he so chooses by providing notice of his decision to revoke the Agreement to RMI within seven days following the date he signs this Agreement. This Agreement shall become effective and enforceable upon expiration of this seven-day revocation period.

     9.   SEVERABILITY

     The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

     10.  KNOWING AND VOLUNTARY AGREEMENT

     McAdams represents and agrees that he has read this Agreement, understands its terms and the fact that it releases any claim he might have against RMI and its agents, understands that he has had the right to consult counsel of choice and has done so, and enters into this Agreement without duress or coercion from any source.

     11.  ENTIRE AGREEMENT

     This Agreement sets forth the entire understanding between McAdams and RMI and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of his employment with RMI and the termination of the employment relationship. McAdams acknowledges that in executing this Agreement, he does not rely upon any representation or statement by any representative of RMI concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

RAGEN MACKENZIE INCORPORATED

By: /s/ Lesa A. Sroufe                     /s/ Scott McAdams
    -----------------------------           -------------------------------
                                            Scott McAdams
Title: Chief Executive Officer
       --------------------------          Dated: 3/19/98
                                                  -------------------------
Dated: 3/22/98
       --------------------------

                                      -10-